Item 77M - Scudder Greater Europe Growth Fund -
Scudder International Fund, Inc.

Registrant incorporates by reference its Registration
Statement on Form N-14 its Proxy Statement dated
December 2004, filed on November 16, 2004
(Accession No. 0001193125-04-198196).

Shareholder Meeting Results:

A Special Meeting of Shareholders of the Scudder
New Europe Fund was held on February 24, 2005.
The following matter was voted upon by the shareholders of said fund (the resulting votes are presented below):

1. To approve an Agreement and Plan of
Reorganization and the transactions it contemplates, including the transfer of all of the assets of Scudder
New Europe Fund to Scudder Greater Europe
Growth Fund, in exchange for shares of Scudder
Greater Europe Growth Fund and the assumption by Scudder Greater Europe Growth Fund of all of the liabilities of Scudder New Europe Fund, and the distribution of such shares, on a tax-free basis for federal income tax purposes, to the shareholders of Scudder New Europe Fund in complete liquidation of Scudder New Europe Fund.

Affirmative 	Against 	Abstain
6,107,967.390	187,910.630 	200,091.804
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